Exhibit 5.1

[Letterhead of Reed Smith LLP]

September 11, 2013

Neonode Inc.
2350 Mission College Blvd, Suite 190
Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Neonode Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission relating to the registration of up to $1,115,000 in the aggregate offering price of shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”).

In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including the Registration Statement,  the Certificate of Incorporation, as amended and corrected, of the Company, the Bylaws of the Company, and corporate minutes of the Company as we have deemed necessary and appropriate for the purpose of this opinion.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized and, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other that the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP